UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) January 24, 2014

SJW Corp.
(Exact name of registrant as specified in its charter)

California	1-8966	77-0066628
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

110 W. Taylor Street, San Jose, California	95110
(Address of principal executive offices)	(Zip Code)

(408) 279-7800
Registrant’s telephone number, including area code
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
On January 24, 2014, San Jose Water Company (the “Company”), a wholly-owned subsidiary of SJW Corp. entered into a Note Agreement (the “Note Agreement”) with John Hancock Life Insurance Company (U.S.A.) and its affiliate (the “Purchaser”), pursuant to which the Company agreed to sell an aggregate principal amount of $50 million of its 5.14% Senior Notes, Series L (the “Notes”) to the Purchaser. The Notes are unsecured obligations of the Company, due on the date that is the 30th anniversary of the issuance of the Notes. Interest is payable semi-annually in arrears on March 1 and September 1 of each year. The Note Agreement contains customary representations and warranties. The Company has agreed to customary affirmative and negative covenants for as long as the Notes are outstanding, including, subject to certain exceptions and qualifications, among other things, limitation on indebtedness based on a specified debt to capitalization ratio and a net income to interest charge ratio. The Notes are subject to customary events of default, the occurrence of which may result in all of the Notes then outstanding becoming immediately due and payable. The consummation of the transaction contemplated under the Note Agreement is subject to customary closing conditions, including the execution and delivery of the Notes. The closing date is August 5, 2014, or such later date as the parties may mutually agree, but no later than October 3, 2014.

The foregoing description of the Note Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Note Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant
The disclosures set forth in Item 1.01 above are incorporated by reference in this Item 2.03.

Item 9.01	Financial Statements and Exhibits
(d) Exhibits

Exhibit Number	Description of Document

10.1	Note Agreement between San Jose Water Company and John Hancock Life Insurance Company (U.S.A.) and its affiliate, dated as of January 24, 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SJW Corp.

January 28, 2014	/s/ James P. Lynch
James P. Lynch Chief Financial Officer and Treasurer

Exhibit Number	Description of Document

10.1	Note Agreement between San Jose Water Company and John Hancock Life Insurance Company (U.S.A.) and its affiliate, dated as of January 24, 2014.